UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

______________________________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

______________________________

Date of report (Date of earliest event reported):  January 25, 2017

LAKE SHORE BANCORP, INC.
(Exact name of registrant as specified in its charter)

United States (State or other jurisdiction of incorporation)	000-51821 (Commission File Number)	20-4729288 (IRS Employer Identification No.)

31 East Fourth Street, Dunkirk, NY 14048
(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code: (716) 366-4070

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[   ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[   ]   Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) On January 25, 2017, Lake Shore Bancorp, Inc. (the “Company”) and Lake Shore Savings Bank (the “Bank”), a wholly-owned subsidiary of the Company, entered into an amended and restated employment agreement (the “Amended Employment Agreement”) and  an amended and restated supplemental executive retirement plan (the “Amended SERP”) with Daniel P. Reininga, President and Chief Executive Officer of the Company and the Bank (the “Executive”).

The Amended Employment Agreement replaces and supersedes the employment agreements previously entered into with the Executive and each of the Company and the Bank.  The Amended Employment Agreement has a term that initially ends on December 31, 2019, and commencing on January 1, 2018 the agreement will extend automatically for one additional year provided that the disinterested members of the Board of Directors approves such renewal.  The Amended Employment Agreement specifies the Executive’s base salary ($313,000), and the base salary will be reviewed not less frequently than once every twelve months and may be increased in the board’s discretion.  If the Executive’s employment is terminated without cause, including a resignation for good reason (as defined in the agreement) during the term of the Amended Employment Agreement, but excluding termination for cause or due to death, disability, retirement or following a change in control, the Executive would be entitled to a payment equal to three times the sum of: (i) his base salary plus (ii) his average annual incentive cash compensation awarded during the three most recent fiscal years ending before the Executive’s termination, payable within 30 days of the termination date, subject to the receipt of a signed release of claims from the Executive.  In addition, the Bank will pay the Executive an additional cash lump sum payment equal to three times the applicable co-payment percentage that the Bank pays for his continuing life, medical and dental coverage.  The Amended Employment Agreement also provides for a similar cash severance payment in the event the Executive’s employment is terminated within 24 months after a change in control (as also defined in the agreement).  The Amended Employment Agreement requires the Executive not to compete with the Bank for a period of two years following a termination of employment for which the Executive receives severance payments as the result of an involuntary termination or resignation for good reason (other than a termination of employment following a change in control).  The Amended Employment Agreement further requires that the Executive not solicit business, customers or employees of the Company or Bank for 24 months following termination of employment (other than a termination of employment following a change in control).

The Amended SERP replaces and supersedes the supplemental executive retirement plan previously entered into with the Executive.  Under the Amended SERP, the normal retirement benefit increased from $152,011 to $183,545 a year, payable for 15 years (unchanged from the previous plan).  In addition, certain definitions, such as disability, were revised to ensure that such terms have the same definition under both the Amended SERP and Amended Employment Agreement.

 The foregoing descriptions of the Amended Employment Agreement and Amended SERP do not purport to be complete and are qualified in their entirety by reference to the Amended Employment Agreement and Amended SERP attached hereto as Exhibits 10.1 and 10.2, respectively, of this Current Report on Form 8-K, and are incorporated by reference into this Item 5.02.

Item 9.01. Financial Statements and Exhibits.

(d)  Exhibits.

Exhibit No.	Description

10.1	Amended and Restated Employment Agreement for Daniel P. Reininga
10.2	Amended and Restated Supplemental Executive Retirement Plan for Daniel P. Reininga

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LAKE SHORE BANCORP, INC.

By:                    /s/ Rachel A. Foley
Name:                Rachel A. Foley
Title:                 Chief Financial Officer and Treasurer

Date: January 26, 2017

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